UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2015

MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 Boston Post Road, Building 15 Weston, Massachusetts		02493

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (978) 461-8000

None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS.

On April 23, 2015, Monster Worldwide, Inc. (the “Company”) entered into a Second Amendment to its Third Amended and Restated Credit Agreement, dated as of October 31, 2014, by and among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended pursuant to the First Amendment to Credit Agreement, dated as of February 6, 2015, the “Credit Agreement”).

The Second Amendment modified the definition of “Change of Control” in the Credit Agreement so that directors approved by the incumbent directors in connection with an actual or threatened proxy contest will no longer be treated as non-continuing directors for purposes of determining whether a Change of Control has occurred as a result of a majority of the board of directors failing to be composed of continuing directors.

No other material terms of the Credit Agreement changed in connection with the Second Amendment.

The foregoing description of the Second Amendment as set forth in this Item 8.01 is a summary only and is qualified in all respects by the provisions of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

10.1
Second Amendment to Third Amended and Restated Credit Agreement, dated as of April 23, 2015, by and among Monster Worldwide, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC. (Registrant)

By:	/s/ James M. Langrock
Name:	James M. Langrock
Title:	Executive Vice President and Chief Financial Officer
Date: April 28, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.1
Second Amendment to Third Amended and Restated Credit Agreement, dated as of April 23, 2015, by and among Monster Worldwide, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto.